                                                                   EXHIBIT 99.5


                      FEDERAL DEPOSIT INSURANCE CORPORATION
                             Washington, D.C. 20429

                                    FORM 10-Q

          [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                      FOR THE QUARTER ENDED MARCH 31, 1997

                                       or

          [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                FOR THE TRANSITION PERIOD FROM ______ TO _______

                     FDIC Insurance Certificate No. 16015-6

                        THE GREATER NEW YORK SAVINGS BANK
                        ---------------------------------
                (Exact name of bank as specified in its charter)

One Penn Plaza, New York, NY 10119                                New York
----------------------------------            ---------------------------------------------
(Address of administrative office)            (State or other jurisdiction of incorporation
                                                              or organization)

          11-0754650                                           (212) 613-4000
------------------------------------          ---------------------------------------------
(I.R.S. Employer Identification No.)          (Bank's telephone number, including area code)


Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports): Yes XX No ; and (2) has been subject to such filing requirements for the past 90 days: Yes XX No .
                                       --    -

Securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934:

                              (Title of Each Class)

                     Common Stock, $1.00 par value per share
                     ---------------------------------------

              12% Noncumulative Perpetual Preferred Stock, Series B (Liquidation Preference $25.00 per share; $1.00 par value per share)
       --------------------------------------------------------------------

              Junior Participating Preferred Stock Purchase Rights
              ----------------------------------------------------

Number of shares outstanding of the Bank's Common Stock as of April 30, 1997 was: 13,679,565

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES

                                    FORM 10-Q

                                 MARCH 31, 1997

                                TABLE OF CONTENTS


                                                                                                Page
                                                                                                ----
PART 1. FINANCIAL INFORMATION

  ITEM 1.  FINANCIAL STATEMENTS

      Consolidated Statements of Financial Condition as of March 31, 1997 and
        December 31, 1996.....................................................................       1

      Consolidated Statements of Income for the Quarter Ended March 31, 1997
        and 1996..............................................................................       2

      Consolidated Statements of Changes in Stockholders' Equity for the Quarter
        Ended March 31, 1997 and 1996.........................................................       3

      Consolidated Statements of Cash Flows for the Quarter Ended March 31, 1997
        and 1996..............................................................................       4

      Notes to Consolidated Financial Statements..............................................       5

  ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
           RESULTS OF OPERATIONS..............................................................      10

PART II. OTHER INFORMATION

  ITEM 1.  LEGAL PROCEEDINGS..................................................................      27

  ITEM 2.  CHANGES IN SECURITIES..............................................................      27

  ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS................................      28

  ITEM 6.  EXHIBITS AND REPORTS ON FORM F-3 (EQUIVALENT TO FORM 8-K).................... .....      28

SIGNATURES....................................................................................      29


               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                (UNAUDITED)
                                                                AT MAR. 31,   AT DEC. 31,
($ in thousands, except par value)                                  1997          1996             CHANGE
------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                           $    23,279    $    22,396    $       883
Federal funds sold                                                      8,300          5,750          2,550
Securities available for sale, net, at estimated fair value           209,274        215,961         (6,687)
Securities held to maturity, net:
  Mortgage-backed securities, net (estimated fair value
    of $1,065,741 and $1,027,922, respectively)                     1,082,140      1,042,843         39,297
  Other bonds and notes, net (estimated fair value
    of $129,052 and $131,117, respectively)                           130,570        131,478           (908)
Federal Home Loan Bank of NY stock, at cost                            23,600         23,600            -
Loans receivable, net:
  Mortgage loans on real estate                                       816,341        835,600        (19,259)
  Other loans                                                         147,458        132,968         14,490
                                                                  -----------------------------------------
  Loans receivable                                                    963,799        968,568         (4,769)
  Allowance for loan losses                                           (16,579)       (17,228)           649
                                                                  -----------------------------------------
Loans receivable, net                                                 947,220        951,340         (4,120)
Accrued interest receivable                                            13,552         15,343         (1,791)
Premises and equipment, net                                            28,567         28,273            294
Deferred tax asset, net                                                43,213         45,365         (2,152)
Other assets                                                           60,818         59,539          1,279
-----------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                      $ 2,570,533    $ 2,541,888    $    28,645
-----------------------------------------------------------------------------------------------------------

LIABILITIES
Deposits                                                          $ 1,667,433    $ 1,666,674    $       759
Borrowed funds, including securities sold under agreements
  to repurchase of $439,500 and $409,500, respectively                670,108        640,384         29,724
Accrued expenses and other liabilities                                 20,178         25,182         (5,004)
-----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                   2,357,719      2,332,240         25,479
-----------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock, 8.25%, cumulative,  ESOP convertible Series A
  ($1.00 par value, 1,800,000 shares authorized, 1,478,077
  and 1,536,391 shares issued and outstanding, respectively)            1,478          1,537            (59)
Preferred stock, 12%, noncumulative, perpetual Series B
  ($1.00 par value, 2,000,000 shares authorized, issued
  and outstanding)                                                      2,000          2,000            -
Additional paid-in-capital preferred                                   62,411         63,111           (700)
ESOP debt guarantee                                                   (14,230)       (14,230)           -
Common stock ($1.00 par value, 45,000,000 shares
  authorized, 13,677,565 and 13,534,448 shares
  issued  and outstanding, respectively)                               13,678         13,534            144
Additional paid-in-capital common                                     104,526        102,883          1,643
Surplus fund                                                           22,998         22,998            -
Undivided profits                                                      20,368         17,845          2,523
Net unrealized loss on securities available for sale, net of
  taxes                                                                  (415)           (30)          (385)
-----------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                            212,814        209,648          3,166
-----------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 2,570,533    $ 2,541,888    $    28,645
-----------------------------------------------------------------------------------------------------------




See accompanying notes to consolidated financial statements.

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)




                                                                    FOR THE QUARTER ENDED
                                                                          MARCH 31,
                                                                   -------------------------
($ in thousands, except per share data)                               1997         1996        CHANGE
------------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME
Mortgage loans on real estate                                          $17,475      $20,150     $ (2,675)
Other loans                                                              2,733        2,560          173
                                                                   --------------------------------------
Total interest on loans                                                 20,208       22,710       (2,502)
Securities available for sale                                            3,588        3,267          321
Securities held to maturity:
  Mortgage-backed securities                                            17,714       15,999        1,715
  Other bonds and notes                                                  2,072        2,132          (60)
Other                                                                      483          604         (121)
---------------------------------------------------------------------------------------------------------
TOTAL INTEREST AND DIVIDEND INCOME                                      44,065       44,712         (647)
---------------------------------------------------------------------------------------------------------

INTEREST EXPENSE
Deposits                                                                15,868       17,097       (1,229)
Securities sold under agreements to repurchase                           5,760        5,569          191
Other borrowed funds                                                     3,541        4,066         (525)
---------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE                                                  25,169       26,732       (1,563)
---------------------------------------------------------------------------------------------------------
NET INTEREST AND DIVIDEND INCOME                                        18,896       17,980          916
Provision for loan losses                                                  -            500         (500)
---------------------------------------------------------------------------------------------------------
NET INTEREST AND DIVIDEND INCOME AFTER PROVISION FOR LOAN LOSSES        18,896       17,480        1,416
---------------------------------------------------------------------------------------------------------

NONINTEREST INCOME
Income from mortgage activities                                            395          545         (150)
Customer service fees                                                      962          856          106
Fees from sales of investment products                                     447          488          (41)
Other                                                                      237          104          133
---------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST INCOME                                                 2,041        1,993           48
---------------------------------------------------------------------------------------------------------

NONINTEREST EXPENSES
Compensation and benefits                                                5,728        6,009         (281)
Occupancy, net                                                           1,969        1,972           (3)
Equipment and data processing services                                   1,532        1,481           51
Advertising and promotion                                                  420          342           78
Federal deposit insurance premiums                                         180          126           54
Provision for real estate losses                                           500          -            500
Nonperforming loan and real estate activities                              992          843          149
Other                                                                    2,103        2,046           57
---------------------------------------------------------------------------------------------------------
TOTAL NONINTEREST EXPENSES                                              13,424       12,819          605
---------------------------------------------------------------------------------------------------------
Income before taxes                                                      7,513        6,654          859
Tax expense                                                              2,810        2,442          368
---------------------------------------------------------------------------------------------------------
NET INCOME                                                             $ 4,703     $  4,212     $    491
---------------------------------------------------------------------------------------------------------

PRIMARY EARNINGS PER SHARE                                             $  0.21     $   0.18     $   0.03
FULLY DILUTED EARNINGS PER SHARE                                          0.20         0.17         0.03
DIVIDENDS DECLARED PER COMMON SHARE                                       0.05          -           0.05
---------------------------------------------------------------------------------------------------------



See accompanying notes to consolidated financial statements.

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (UNAUDITED)


                                                                          FOR THE QUARTER ENDED
                                                                                MARCH 31,
                                                                      ------------------------------
 ($ in thousands)                                                          1997            1996
 ---------------------------------------------------------------------------------------------------
 PREFERRED STOCK - SERIES A
 Balance at beginning of period                                             $   1,537     $   1,595
 Conversion of 58,314 shares to common stock                                      (59)          -
 ---------------------------------------------------------------------------------------------------
 BALANCE AT END PERIOD                                                          1,478         1,595
 ---------------------------------------------------------------------------------------------------

 PREFERRED STOCK - SERIES B
 ---------------------------------------------------------------------------------------------------
 Balance at beginning and end of period                                         2,000         2,000
 ---------------------------------------------------------------------------------------------------

 ADDITIONAL PAID-IN-CAPITAL, PREFERRED
 Balance at beginning of period                                                63,111        63,810
 Conversion of 58,314 shares to common stock                                     (700)          -
 ---------------------------------------------------------------------------------------------------
 Balance at end of period                                                      62,411        63,810
 ---------------------------------------------------------------------------------------------------

 ESOP DEBT GUARANTEE
 ---------------------------------------------------------------------------------------------------
 Balance at beginning and end of period                                       (14,230)      (15,670)
 ---------------------------------------------------------------------------------------------------

 COMMON STOCK
 Balance at beginning of period                                                13,534        13,289
 Issuance of 143,117 shares of common stock                                       144           -
 ---------------------------------------------------------------------------------------------------
 Balance at end of period                                                      13,678        13,289
 ---------------------------------------------------------------------------------------------------

 ADDITIONAL PAID-IN CAPITAL, COMMON
 Balance at beginning of period                                               102,883       100,648
 Issuance of 143,117  shares of common stock, including tax benefit             1,643           -
 ---------------------------------------------------------------------------------------------------
 Balance at end of period                                                     104,526       100,648
 ---------------------------------------------------------------------------------------------------

 SURPLUS FUND
 ---------------------------------------------------------------------------------------------------
 Balance at beginning and end of period                                        22,998        22,998
 ---------------------------------------------------------------------------------------------------

 UNDIVIDED PROFITS
 Balance at beginning of period                                                17,845         7,231
 Net income                                                                     4,703         4,212
 Dividends declared on preferred stock                                         (1,500)       (1,500)
 Dividends declared on common stock                                              (680)          -
 ---------------------------------------------------------------------------------------------------
 Balance at end of period                                                      20,368         9,943
 ---------------------------------------------------------------------------------------------------

 NET UNREALIZED LOSS ON SECURITIES AVAILABLE FOR SALE, NET OF TAXES
 Balance at beginning of period                                                   (30)           36
 Change in net unrealized loss, net of taxes                                     (385)         (560)
 ---------------------------------------------------------------------------------------------------
 Balance at end of period                                                        (415)         (524)
 ---------------------------------------------------------------------------------------------------

 TOTAL STOCKHOLDERS' EQUITY AT END OF PERIOD                                 $212,814      $198,089
 ---------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)


                                                                            FOR THE QUARTER ENDED
                                                                                  MARCH 31,
                                                                          --------------------------
($ IN THOUSANDS)                                                               1997         1996
----------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                                    $   4,703  $    4,212
Items to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization                                                       559         580
Provision for loan and real estate losses                                           500         500
Deferred tax expense                                                              2,672       2,305
Decrease in net deferred fees                                                      (141)       (226)
Accretion of (discounts) and amortization of premiums, net                         (333)        447
Net (gain) loss on sales of assets and loans originated for sale                    (26)         10
(Originations) and sales of loans originated for sale, net                       (2,762)        851
Increase in accrued interest receivable and other assets                            (42)     (1,848)
Decrease in accrued expenses and other liabilities                               (4,179)    (11,524)
----------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES                                    951      (4,693)
----------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Principal repayments of securities for sale                                       5,944       6,887
Purchases of securities available for sale                                          -        (1,732)
Principal repayments of mortgage-backed securities                               41,836      52,330
Purchases of mortgage-backed securities                                         (81,856)    (71,192)
Principal repayments of other bonds and notes                                       904       1,511
Principal repayments and sales of loans receivable                               48,166      25,758
Originations and purchase of loans receivable                                   (42,258)    (16,244)
Sales of other real estate                                                        2,348       3,656
Purchases of premises and equipment, net                                           (853)       (337)
Investment in joint ventures, net                                                   (62)       (103)
----------------------------------------------------------------------------------------------------
NET CASH (USED) PROVIDED BY INVESTING ACTIVITIES                                (25,831)        534
----------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase in deposits                                                                759      14,240
Proceeds from securities sold under agreements to repurchase,
  maturing in 90 days or less, net                                               30,000     144,000
Proceeds from borrowed funds                                                        -        15,000
Repayment of borrowed funds                                                        (276)   (170,264)
Dividends paid on preferred stock                                                (2,325)     (2,355)
Dividends paid on common stock                                                     (680)        -
Proceeds from issuance of common stock                                              835         -
----------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                        28,313         621
----------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                              3,433      (3,538)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 28,146      26,502
----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    $  31,579  $   22,964
----------------------------------------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
  Interest                                                                    $  25,631  $   29,708
  Income taxes, net                                                                 192         178
Noncash investing activities:
  Loans to finance sales of real estate                                           1,800       1,092
  Loans transferred to (from) real estate acquired through foreclosure,
    net                                                                           2,433      (1,204)
Noncash financing activities:
  Conversion of preferred stock to common stock                                     759         -
----------------------------------------------------------------------------------------------------


See accompanying notes to consolidated financial statements.

          THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES (the BANK)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      GENERAL

        The consolidated financial statements in this report have not been audited except for the information derived from the audited Consolidated Statement of Financial Condition as of December 31, 1996. These statements should be read in conjunction with the consolidated financial statements and related notes thereto included in the Bank's Annual Report to Stockholders and in the related Annual Report on Form F-2 for the year ended December 31, 1996.

        In the opinion of management, all material adjustments necessary for a fair presentation of financial condition and results of operations for the interim periods presented have been made. These adjustments are of a normal recurring nature. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change in the near term relate to the determination of the allowances for loan and real estate losses and the valuation allowance for deferred tax assets. The results of operations for the 1997 interim period are not necessarily indicative of results that may be expected for the entire year or any other interim period. Certain reclassifications have been made to prior period amounts appearing on the consolidated statements of income and cash flows to conform to the current period's presentation.

        On March 31, 1997, the Bank adopted early, as provided, the Federal Deposit Insurance Corporation's revised regulations (revised on February 4, 1997) detailing registration and reporting requirements for nonmember insured banks with securities registered under section 12 of the Securities Exchange Act of 1934. The revised regulations incorporate through cross reference the corresponding regulations of the Securities and Exchange Commission into the provisions of the FDIC's securities regulations.

2.      EARNINGS PER SHARE

        Primary earnings per share is calculated by dividing net income less preferred stock dividend requirements by the weighted-average number of shares of common stock and dilutive common stock equivalents outstanding. Common stock equivalents consist of options to purchase common stock.

        Fully diluted earnings per share is calculated by dividing net income less preferred stock dividend requirements and certain adjustments by the weighted-average number of shares of common stock, dilutive common stock equivalents and other potentially dilutive securities outstanding. The adjustments to net income represent the elimination of ESOP dividends and the addition of incremental expense, which would arise as a result of a hypothetical conversion into common stock of the ESOP preferred shares. Other potentially dilutive securities represent the shares of common stock that would arise from such a conversion.

        Preferred stock dividend requirements, adjusted net income applicable to common stock and the average number of shares used for primary and fully diluted earnings per share computations are summarized as follows:


                                                                        FOR THE QUARTER ENDED  MARCH 31,
                                                                        --------------------------------
          ($ IN THOUSANDS)                                                     1997            1996
          ----------------------------------------------------------------------------------------------
          PREFERRED DIVIDEND REQUIREMENTS                                          $1,802        $1,806
          ADJUSTED NET INCOME APPLICABLE TO (1):
            PRIMARY EARNINGS PER SHARE                                             $2,901        $2,406
            FULLY DILUTED EARNINGS PER SHARE                                       $3,004        $2,502
          AVERAGE NUMBER OF COMMON SHARES OUTSTANDING                          13,610,074    13,289,356
          AVERAGE NUMBER OF COMMON AND DILUTIVE COMMON
            EQUIVALENT SHARES OUTSTANDING FOR:
              PRIMARY EARNINGS PER SHARE                                       13,884,527    13,497,537
              FULLY DILUTED EARNINGS PER SHARE                                 15,361,009    15,114,283
          ----------------------------------------------------------------------------------------------


        (1) See Exhibit 11 for a computation of adjusted net income.

3.      ACCOUNTING DEVELOPMENTS

        In June 1996, the Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which, among other things, establishes accounting and reporting standards on the captioned subject matter based on a consistent application of a financial components approach that focuses on control. Under this approach, subsequent to a transfer of financial assets, a company must recognize the financial and servicing assets it controls and liabilities it has incurred, derecognize financial assets when control has been surrendered, and derecognize liabilities when they have been extinguished. Criteria for distinguishing transfers of financial assets that are sales from those that are secured borrowings are provided in the statement. A transfer not meeting the criteria for a sale must be accounted for as a secured borrowing with a pledge of collateral.

        SFAS No. 125 also amends SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," to prohibit the classification of a debt security as held to maturity if it can be prepaid or otherwise settled in such a way whereby the holder of the security would not recover substantially all of its recorded investment. It further requires that loans and other assets that can be similarly prepaid or settled, be subsequently measured like debt securities classified as available for sale or trading under SFAS No. 115, as amended. SFAS No. 125 also amends and extends to all servicing assets and liabilities the accounting standards for mortgage servicing rights now in SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," and supersedes SFAS No. 122, "Accounting for Mortgage Servicing Rights."

        SFAS No. 125 was amended by SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." SFAS No. 127 postpones the effective date of transactions occurring after December 31, 1996 by one year for certain provisions of SFAS No. 125. Specifically, paragraph 15 of SFAS No. 125 (secured borrowings and collateral) is deferred for all transfers of financial assets until after December 31, 1997. Likewise, paragraphs 9-12 of SFAS No. 125 (accounting for transfers) are deferred until after December 31, 1997, but only for repurchase agreements, dollar-rolls, securities lending, and similar transactions. On January 1, 1997, the Bank adopted SFAS No. 125 and 127. The adoption of these standards did not have any impact on the Bank's consolidated financial statements.

        In February 1997, SFAS No. 128, "Earnings per Share," was issued. This statement establishes standards for computing and presenting earnings per share (EPS) and applies to entities with publicly held common stock or potential common stock. The statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation.

        Basic  EPS  excludes   dilution  and  is  computed  by  dividing  income
        applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This statement supersedes APB Opinion No. 15 and AICPA Accounting Interpretations 1-102 of APB Opinion No. 15. It also supersedes or amends other various accounting pronouncements. The provisions in this statement are substantially the same as those in International Accounting Standard 33, "Earnings per Share," recently issued by the International Accounting Standards Committee. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. This statement also requires restatement of all prior-period EPS data presented. The adoption of this standard is not expected to have a material effect on the Bank's computation of earnings per share.

        In February 1997, SFAS No. 129, "Disclosure of Information about Capital Structure," was issued and is effective for financial statements for periods ending after December 15, 1997. The statement codifies the disclosure requirements about capital structure contained in APB Opinions No. 10, "Omnibus Opinion," and No. 15, "Earnings per Share," and SFAS No. 47, "Disclosures of Long-Term Obligations." Since the Bank was previously subject to, and complied with, these disclosure requirements as applicable, the adoption of this statement will have no effect on the Bank's financial statement disclosures.

4.      PROPOSED MERGER AGREEMENT

        On March 29, 1997, the Bank entered into an Agreement and Plan of Merger (the Merger Agreement) with Astoria Financial Corporation (Astoria Financial), a Delaware corporation, and Astoria Federal Savings and Loan Association, a federally chartered savings and loan association and a wholly-owned subsidiary of Astoria Financial (the Association). The Merger Agreement provides, among other things, that the Bank will be merged with and into the Association, with the Association being the surviving corporation (the Merger).

        Pursuant to the Merger Agreement, each share of common stock of the Bank issued and outstanding at the Effective Time (as defined in the Merger Agreement) will be converted into the right to receive either 0.50 shares of Astoria Financial common stock or $19.00 in cash (with 75% of the Bank's common shares being converted into Astoria Financial common stock and 25% being exchanged for cash) subject to certain election and allocation procedures as described in the Merger Agreement. In addition, the outstanding shares of 12% Noncumulative Perpetual Preferred Stock, Series B, of the Bank will be converted into a newly-created series of preferred stock of Astoria Financial with substantially identical and no less favorable terms.

        Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the stockholders and the appropriate regulatory agencies of both Astoria Financial and the Bank. The Merger Agreement contains restrictions on the operations of the Bank pending completion of the Merger.

        The Bank has the right to terminate the Merger Agreement if the market value of Astoria Financial (as defined in the Merger Agreement) falls below $30.30 per share and such decline in value is 15% greater than the percentage decline of a group of similar financial institutions, unless Astoria Financial delivers to the Bank's stockholders Astoria Financial shares having a minimum value established pursuant to a formula set forth in the Merger Agreement.

        In connection with the Merger Agreement, Astoria Financial and the Bank also entered into a Stock Option Agreement dated March 29, 1997 (the Option Agreement), pursuant to which the Bank granted Astoria Financial an option to purchase up to 2,721,536 shares of the Bank's common stock, upon the terms and conditions stated therein. The Merger Agreement also includes a provision for a $5 million termination fee that is payable to Astoria Financial by the Bank if the transaction is not completed under certain circumstances. The maximum total profit Astoria Financial can receive under the Option Agreement and the termination fee agreement is $10 million.

5.      LEGAL MATTERS

        On April 3, 1997, a purported class action (the Action) commenced in the Supreme Court of the State of New York (Kings County) against the Bank and its directors and certain executive officers. The suit is entitled Leonard Minzer and Harry Schipper v. Gerard C. Keegan, et al. The suit alleges, among other things, that the directors and executive officers have breached their fiduciary duties in entering into the Merger Agreement and providing for the Stock Option Agreement and the termination fee arrangement. The complaint seeks, among other things, a preliminary and permanent injunction against the Merger and the related transactions, an order to the directors and executive officers to carry-out their fiduciary duties, and damages and costs. The Bank believes that the allegations made in the Action are without merit.

6.      FORMATION OF A HOLDING COMPANY

        At the Bank's 1997 Annual Meeting of Stockholders, shareholders approved the formation of a holding company. However, as a result of the proposed merger agreement, the Bank has suspended its plan to form a holding company.

                                     ITEM 2
                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                    OVERVIEW

Net income for The Greater New York Savings Bank and Subsidiaries (the Bank) increased to $4.7 million in the first quarter of 1997, or $0.20 per fully diluted common share, from net income of $4.2 million, or $0.17 per share, in the first quarter of 1996. The improved results were due to a $0.9 million increase in net interest and dividend income, partially offset by a $0.4 million increase in the provision for income taxes. In April 1997, the Bank's Board of Directors declared a quarterly cash dividend of $0.05 per common share, payable June 2, 1997 to holders of record at the close of business on May 15, 1997.

As discussed in note 4 "Proposed Merger Agreement" in the notes to the consolidated financial statements of this report, on March 31, 1997 the Bank announced that it signed a definitive merger agreement with Astoria Financial Corporation pursuant to which Astoria will acquire the Bank.

The Bank's annualized return on average equity increased to 8.92% in the first quarter of 1997, from 8.56% in the first quarter of 1996. Annualized return on average assets also improved, increasing from 0.65% in the 1996 first quarter, to 0.74% in the first quarter of 1997.

The Bank's net interest margin improved to 3.11% in the first quarter of 1997, from 2.97% in the first quarter of 1996. Net interest and dividend income, the Bank's primary source of earnings, increased to $18.9 million in the 1997 first quarter, from $18.0 million in the year-earlier quarter. Noninterest income amounted to $2.0 million in the 1997 first quarter, unchanged from the comparable period of 1996. Residential loan originations for the first quarter of 1997 totaled $41 million, well ahead of last year's pace of $22 million for the same period.

The combined provision for loan and real estate losses amounted to $0.5 million in the first quarter of 1997, unchanged from the same quarter of 1996. Nonperforming loan and real estate activities expense totaled $1.0 million in the first quarter of 1997, an increase from $0.8 million in the 1996 first quarter. Noninterest expenses remained relatively unchanged at $11.9 million in the first quarter of this year, compared to $12.0 million in the first quarter of 1996.

At March 31, 1997, nonperforming assets declined to $38.7 million, or to 1.51% of total assets, from $45.6 million, or 1.79%, at December 31, 1996. At March 31, 1997, the combined allowance for loan and real estate losses amounted to $20.5 million, unchanged from year-end 1996. Net loan and real estate chargeoffs amounted to $0.5 million in the first quarter of 1997, compared to $0.9 million in the same quarter of 1996. During the current quarter, the Bank recovered $1.3 million of chargeoffs previously recorded on nonperforming assets. The combined allowance (excluding reserves attributable to real estate held for development) represented 49% of nonperforming assets at March 31, 1997, an increase from 42% at December 31, 1996.

The ratio of stockholders' equity to total assets improved to 8.28% at March 31, 1997, from 8.25% at December 31, 1996. Book value per common share also increased to $11.48 at quarter end, from $11.31 at December 31, 1996. The Bank's Tier 1 leverage capital ratio increased to 7.31% at March 31,1997, from 7.06% at December 31, 1996. The Bank's total risk-based capital ratio also improved to 15.35% at March 31,1997, from 14.62% at year-end 1996.

Recently, the Bank received approval from the New York State Banking Department and the Federal Deposit Insurance Corporation to open three new full-service branches in Brooklyn, New York. These branches are expected to be opened within a year. Also, as a result of the proposed merger agreement with Astoria, the Bank has suspended its plan to form a holding company.

                               FINANCIAL CONDITION
               COMPARISON OF MARCH 31, 1997 AND DECEMBER 31, 1996

Total assets at March 31, 1997 amounted to $2.57 billion, compared to $2.54 billion at December 31, 1996. The slight increase was primarily due to a higher level of mortgage-backed securities held to maturity, partially offset by a decline in securities available for sale and loans receivable.

The Bank's balance sheet was comprised of the following:


                                           AT MARCH 31, 1997                    AT DECEMBER 31, 1996
                                        -------------------------             -------------------------
                                         CARRYING         % OF                 CARRYING         % OF
   ($ IN THOUSANDS)                        VALUE        TOTAL ASSETS            VALUE      TOTAL ASSETS
   ----------------------------------------------------------------------------------------------------
   CASH AND CASH EQUIVALENTS             $   31,579          1.2%             $   28,146        1.1%
   SECURITIES AVAILABLE FOR SALE, NET       209,274          8.1                 215,961        8.5
   SECURITIES HELD TO MATURITY, NET       1,212,710         47.2               1,174,321       46.2
   LOANS RECEIVABLE, NET                    947,220         36.9                 951,340       37.4
   ALL OTHER ASSETS                         169,750          6.6                 172,120        6.8
   DEPOSITS                               1,667,433         64.9               1,666,674       65.6
   BORROWED FUNDS                           670,108         26.1                 640,384       25.2
   ALL OTHER LIABILITIES                     20,178          0.7                  25,182        1.0
   STOCKHOLDERS' EQUITY                     212,814          8.3                 209,648        8.2
   ----------------------------------------------------------------------------------------------------



SECURITIES

Securities available for sale and held to maturity are summarized as follows:


                                             AT MARCH 31, 1997                   AT DECEMBER 31, 1996
                                           -----------------------              -----------------------
                                            CARRYING   ESTIMATED                CARRYING    ESTIMATED
($ IN THOUSANDS)                             VALUE     FAIR VALUE                 VALUE     FAIR VALUE
-------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
  MORTGAGE-BACKED - VARIABLE RATE          $   76,568  $   76,568               $   91,465  $   91,465
  MORTGAGE-BACKED - FIXED RATE                 88,344      88,344                   80,068      80,068
  CORPORATE NOTES - VARIABLE RATE              44,362      44,362                   44,428      44,428
-------------------------------------------------------------------------------------------------------
                                              209,274     209,274                  215,961     215,961
-------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
  MORTGAGE-BACKED - VARIABLE RATE             800,391     794,316                  750,195     743,404
  MORTGAGE-BACKED - FIXED RATE                281,749     271,424                  292,648     284,518
  STATES AND MUNICIPALS - FIXED RATE           57,020      55,865                   57,278      57,139
  CORPORATE NOTES - VARIABLE RATE              54,006      53,470                   54,007      53,614
  ASSET-BACKED NOTES - VARIABLE RATE           19,495      19,668                   20,144      20,314
  U.S. TREASURY - FIXED RATE                       49          50                       49          50
-------------------------------------------------------------------------------------------------------
                                            1,212,710   1,194,793                1,174,321   1,159,039
-------------------------------------------------------------------------------------------------------
                                           $1,421,984  $1,404,067               $1,390,282  $1,375,000
-------------------------------------------------------------------------------------------------------


Securities available for sale decreased by $6.7 million due to principal repayments. The available-for-sale portfolio is carried at estimated fair value, which was slightly below the portfolio's amortized cost of $210.0 million at March 31, 1997.

Securities held to maturity increased by $38.4 million due to purchases of $81.9 million of adjustable-rate, mortgage-backed securities, partially offset by principal repayments. Securities held to maturity are carried at amortized cost.

The credit  quality  and  related  carrying  and  estimated  fair  values of the
securities  in  the  held-to-maturity  and  available-for-sale   portfolios  are
summarized in the aggregate as follows:


                                      AT MARCH 31, 1997                      AT DECEMBER 31, 1996
                              -----------------------------------      ---------------------------------
                               CARRYING      % OF     ESTIMATED         CARRYING      % OF    ESTIMATED
($ IN THOUSANDS)                 VALUE       TOTAL    FAIR VALUE          VALUE      TOTAL    FAIR VALUE
--------------------------------------------------------------------------------------------------------
U.S. GOVERNMENT/AGENCIES       $  841,083      59.1%  $  835,998       $   789,538     56.8%  $  784,148
STATES AND MUNICIPALS              56,825       4.0       55,666            57,084      4.1       56,939
AAA RATED SECURITIES              315,885      22.2      310,547           329,757     23.7      326,279
AA RATED SECURITIES                85,040       6.0       85,241            89,734      6.5       90,035
A RATED SECURITIES                 91,092       6.4       86,525            92,099      6.6       87,487
BBB RATED SECURITIES               32,059       2.3       30,090            32,070      2.3       30,112
--------------------------------------------------------------------------------------------------------
                               $1,421,984     100.0%  $1,404,067        $1,390,282    100.0%  $1,375,000
--------------------------------------------------------------------------------------------------------


LOANS RECEIVABLE

The loan portfolio, before the allowance for loan losses, decreased by $4.8 million, primarily due to normal amortization, prepayments and satisfactions aggregating $48.5 million, sales of $6.2 million, transfers to real estate acquired through foreclosure of $2.4 million and chargeoffs of $1.8 million. The sum of these items was largely offset by originations of $53.0 million during the quarter.

The loan portfolio is summarized as follows:


                                           AT MARCH 31, 1997                  AT DECEMBER 31, 1996
                                    ---------------------------------    -------------------------------
                                     NO. OF                   % OF        NO. OF                 % OF
($ IN THOUSANDS)                      LOANS      AMOUNT      TOTAL        LOANS      AMOUNT      TOTAL
--------------------------------------------------------------------------------------------------------
RESIDENTIAL 1-4 FAMILY:
  CONVENTIONAL ADJUSTABLE RATE          1,414     $173,035        18%       1,412     $164,708       17%
  CONVENTIONAL FIXED RATE                 248       18,209         2          249       14,442        2
  FHA AND VA                            4,421       18,719         2        4,860       21,027        2
--------------------------------------------------------------------------------------------------------
                                        6,083      209,963        22        6,521      200,177       21
--------------------------------------------------------------------------------------------------------
RESIDENTIAL MULTI-FAMILY:
  CONVENTIONAL                            164      201,496        21          163      216,348       22
  FHA PROJECT                               7       12,211         1            7       12,283        1
--------------------------------------------------------------------------------------------------------
                                          171      213,707        22          170      228,631       23
--------------------------------------------------------------------------------------------------------
COMMERCIAL REAL ESTATE                    247      393,942        41          254      409,218       42
COOPERATIVE                             1,371      130,735        13        1,302      117,799       12
STUDENT                                 2,135        8,355         1        2,058        6,673        1
OTHER CONSUMER                          1,907        8,399         1        1,994        8,604        1
UNEARNED DISCOUNT AND FEES                -         (1,302)       -           -         (2,534)      -
--------------------------------------------------------------------------------------------------------
                                       11,914     $963,799       100%      12,299     $968,568      100%
--------------------------------------------------------------------------------------------------------


Loans originated and purchased are summarized as follows:


                                                                           FOR THE QUARTER ENDED MARCH 31,
                                                                          ------------------------------
($ IN THOUSANDS)                                                                 1997           1996
--------------------------------------------------------------------------------------------------------
FOR PORTFOLIO:
  1-4 FAMILY ORIGINATED                                                           $17,237       $ 4,329
  1-4 FAMILY PURCHASED                                                                -              70
  MULTI-FAMILY ORIGINATED                                                           5,200         2,300
  COMMERCIAL REAL ESTATE ORIGINATED                                                 1,800           -
  COOPERATIVE ORIGINATED                                                           17,539         5,196
  STUDENT ORIGINATED                                                                  -           3,056
  OTHER CONSUMER ORIGINATED                                                         2,282         2,385
FOR SALE:
  1-4 FAMILY ORIGINATED                                                             5,398        10,088
  COOPERATIVE ORIGINATED                                                              939         2,665
  STUDENT ORIGINATED                                                                2,560           -
--------------------------------------------------------------------------------------------------------
                                                                                  $52,955       $30,089
--------------------------------------------------------------------------------------------------------


LOANS MODIFIED IN TROUBLED DEBT RESTRUCTURINGS AND IMPAIRED LOANS

At March 31, 1997, $155.0 million, or 27% of the Bank's performing commercial real estate and multi-family loans were categorized as troubled debt restructurings under the criteria of SFAS No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructurings," compared to $155.5 million, or 26%, at December 31, 1996.

Troubled debt restructurings (TDRs) are loans on which the Bank has granted certain concessions in light of the borrowers' financial difficulties. These concessions, which are individually negotiated, generally provide for interest rates that are lower than the original contractual rate and may also relate to maturity dates and payment terms. The objective of granting these concessions is to maximize the recovery of the Bank's investment. Loans categorized as TDRs have a higher degree of credit risk than the remainder of the performing loan portfolio. The Bank has no commitments to lend additional funds to borrowers with mortgages whose terms have been modified in a TDR.

Loans classified as TDRs are summarized as follows:


                                  AT MARCH 31, 1997                            AT DECEMBER 31, 1996
                        --------------------------------------    --------------------------------------
                                          CURRENT   ORIGINAL                          CURRENT   ORIGINAL
($ IN THOUSANDS)         NO.    AMOUNT    RATE (1)  RATE (1)       NO.     AMOUNT     RATE (1)   RATE (1)
--------------------------------------------------------------------------------------------------------
MULTI-FAMILY               16  $  37,215  8.15%     9.74%            17   $  37,892   8.13%      9.73%
COMMERCIAL REAL ESTATE     46    117,804  7.30      9.17             45     117,646   7.50       9.17
--------------------------------------------------------------------------------------------------------
TOTAL(2)                   62   $155,019  7.50%     9.31%            62    $155,538   7.66%      9.31%
--------------------------------------------------------------------------------------------------------


(1) Represents weighted-average rate.

(2) Includes $92.1 million and $83.0 million of loans at March 31, 1997 and December 31, 1996, respectively, that are considered impaired under the criteria of SFAS No. 114.

A nonperforming loan that is restructured is normally accounted for as a cash basis TDR. After it develops a satisfactory payment history, the loan is placed on an accrual basis but remains classified as a TDR. At March 31, 1997 and December 31, 1996, one loan in the amount of $9.0 million was classified as a TDR and maintained on a cash basis of accounting. An accruing TDR that yields a market rate of interest is considered for recategorization to a fully performing status after it has performed for an appropriate period. Loans that are recategorized are done so no earlier than the year following the restructuring and are no longer classified as TDRs and, if applicable, impaired loans.

Under the criteria of SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," a loan is normally deemed impaired when it is probable the Bank will be unable to collect both principal and interest due according to the contractual terms. Loans that were restructured prior to January 1, 1995 and performing in accordance with their restructured terms are not considered impaired loans under SFAS No. 114. Loans restructured after December 31, 1994 are considered impaired. A valuation allowance is established (with a corresponding charge to the provision for loan losses) when the fair value of the property that collateralizes the impaired loan is less than the recorded investment in the loan. However, the Bank typically records a chargeoff for this difference which results in little or no valuation allowance being maintained. The valuation allowance, if any, is part of the overall allowance for loan losses. The Bank's process of identifying impaired loans is conducted in conjunction with the review of the adequacy of the allowance for loan losses. Impaired loans at a minimum include all nonperforming loans and loans restructured after December 31, 1994.

The following tables summarize information related to impaired loans:


 ($ IN THOUSANDS)                                                AT MARCH 31, 1997    AT DECEMBER 31, 1996
 ---------------------------------------------------------------------------------------------------------
 PRINCIPAL BALANCE OF IMPAIRED LOANS OUTSTANDING:
   NONPERFORMING LOANS                                                   $  26,545            $  31,821
   TROUBLED DEBT RESTRUCTURINGS (POST SFAS NO. 114)                         92,112               82,964
   OTHER PERFORMING LOANS                                                    4,675                  878
 ---------------------------------------------------------------------------------------------------------
                                                                         $ 123,332            $ 115,663
 ---------------------------------------------------------------------------------------------------------
 VALUATION ALLOWANCE FOR IMPAIRED LOANS                                        -              $   1,650
 BALANCE OF IMPAIRED LOANS WITH A VALUATION ALLOWANCE                          -                  4,389
 ---------------------------------------------------------------------------------------------------------




                                                                          FOR THE QUARTER ENDED MARCH 31,
                                                                          -------------------------------
 ($ IN THOUSANDS)                                                              1997           1996
 --------------------------------------------------------------------------------------------------------
 AVERAGE BALANCE OF IMPAIRED LOANS                                              $118,764       $125,831
 CHARGEOFFS OF IMPAIRED LOANS                                                      1,821            826
 --------------------------------------------------------------------------------------------------------


The increase in other performing impaired loans represents two commercial real estate loans. These loans are in the process of being restructured and are expected to eventually be classified as TDRs in the near term.

Foregone interest income on loans is summarized as follows:

                                                                          FOR THE QUARTER ENDED MARCH 31,
                                                                          ------------------------------
($ IN THOUSANDS)                                                               1997            1996
--------------------------------------------------------------------------------------------------------
INTEREST THAT WOULD HAVE BEEN ACCRUED AT ORIGINAL CONTRACT RATES:
  NONPERFORMING LOANS                                                             $   706        $1,296
  TROUBLED DEBT RESTRUCTURINGS (PRE SFAS NO. 114)                                   1,711         3,026
  TROUBLED DEBT RESTRUCTURINGS (POST SFAS NO. 114)                                  2,099         1,942
  OTHER PERFORMING IMPAIRED LOANS                                                      93           213
--------------------------------------------------------------------------------------------------------
                                                                                    4,609         6,477
--------------------------------------------------------------------------------------------------------
AMOUNT RECOGNIZED AS INTEREST INCOME:
  NONPERFORMING LOANS                                                                  11            12
  TROUBLED DEBT RESTRUCTURINGS (PRE SFAS NO. 114)                                   1,388         2,401
  TROUBLED DEBT RESTRUCTURINGS (POST SFAS NO. 114)                                  1,530         1,461
  OTHER PERFORMING IMPAIRED LOANS                                                      69           213
--------------------------------------------------------------------------------------------------------
                                                                                    2,998         4,087
--------------------------------------------------------------------------------------------------------
FOREGONE INTEREST INCOME                                                           $1,611        $2,390
--------------------------------------------------------------------------------------------------------
CASH BASIS INTEREST INCOME                                                         $  101        $   47
--------------------------------------------------------------------------------------------------------


Many of the restructuring agreements call for a portion of the foregone interest income to be paid to the Bank at a later date. Since receipt of these payments is not assured, income is not currently recognized. Many restructured loans also provide for increases in the interest rate over the life of the loan, although such increases are not assured.

NONPERFORMING ASSETS

Nonperforming assets, which consist of nonperforming loans and real estate acquired through foreclosure, declined to $38.7 million, or 1.51% of total assets, at March 31, 1997, from $45.6 million, or 1.79%, at December 31, 1996.

The change in nonperforming assets is summarized as follows:


                                                                       FOR THE QUARTER ENDED MARCH 31,
                                                                       -------------------------------
($ IN THOUSANDS)                                                              1997           1996
------------------------------------------------------------------------------------------------------
BEGINNING BALANCE                                                               $45,561       $55,769
NEW NONPERFORMING LOANS                                                           1,108         8,546
OTHER ADDITIONS                                                                      29           -
LOANS SOLD, SATISFIED OR REINSTATED                                              (2,191)       (2,361)
CHARGEOFFS                                                                       (1,789)         (519)
SALES OF OTHER REAL ESTATE                                                       (3,995)       (3,573)
------------------------------------------------------------------------------------------------------
ENDING BALANCE                                                                  $38,723       $57,862
------------------------------------------------------------------------------------------------------


The composition of nonperforming assets is summarized as follows:

                                                      AT MARCH 31, 1997            AT DECEMBER 31, 1996
                                                     ---------------------         --------------------
($ IN THOUSANDS)                                       NO.       AMOUNT              NO.    AMOUNT
-------------------------------------------------------------------------------------------------------
NONPERFORMING LOANS:
  1-4 FAMILY, COOPERATIVE AND OTHER                        21     $ 2,073               21  $   2,082
  MULTI-FAMILY                                              9      19,546               11     21,428
  COMMERCIAL REAL ESTATE                                    5       4,926                5      8,311
-------------------------------------------------------------------------------------------------------
                                                           35      26,545               37     31,821
-------------------------------------------------------------------------------------------------------
OTHER REAL ESTATE:
  1-4 FAMILY, COOPERATIVE AND OTHER                        10         397                4         54
  MULTI-FAMILY                                              1       3,512                1      3,512
  COMMERCIAL REAL ESTATE                                    7       8,269               10     10,174
-------------------------------------------------------------------------------------------------------
                                                           18      12,178               15     13,740
-------------------------------------------------------------------------------------------------------
TOTAL NONPERFORMING ASSETS                                 53     $38,723               52    $45,561
-------------------------------------------------------------------------------------------------------
NONPERFORMING  ASSETS  AS  A  PERCENTAGE  OF  TOTAL
  ASSETS                                                             1.51%                       1.79%
-------------------------------------------------------------------------------------------------------

In addition to the above, loans delinquent for 90 days or more upon which the Bank was still accruing interest amounted to $1.3 million at March 31, 1997, compared to $2.1 million at December 31, 1996. These loans, which are government guaranteed, were considered both well secured and in the process of collection. Loans delinquent for 30 days or more but less than 90 days amounted to $42.6 million at March 31, 1997, compared to $30.6 million at December 31, 1996. A large number of these past-due loans are TDRs. In April 1997, a TDR with a principal balance of $9.5 million (that was included in the 30-89 day past-due category at March 31) was transferred to a nonperforming status.

REAL ESTATE HELD FOR DEVELOPMENT AND ACQUIRED THROUGH FORECLOSURE

Real estate held for development and acquired through foreclosure is summarized as follows:


($ IN THOUSANDS)                                                AT MARCH 31, 1997    AT DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------
REAL ESTATE ACQUIRED THROUGH FORECLOSURE                                  $12,178              $13,740
REAL ESTATE HELD FOR DEVELOPMENT                                           23,236               23,174
---------------------------------------------------------------------------------------------------------
                                                                           35,414               36,914
---------------------------------------------------------------------------------------------------------
ALLOWANCE FOR REAL ESTATE LOSSES                                           (3,923)              (3,270)
---------------------------------------------------------------------------------------------------------
                                                                          $31,491              $33,644
---------------------------------------------------------------------------------------------------------

Real estate acquired through foreclosure declined by $1.6 million in the first quarter of 1997 due to sales of $4.0 million, partially offset by transfers of $2.4 million from nonperforming loans upon foreclosure. Real estate held for development increased slightly due to the investment of $0.1 million in two joint venture projects. Real estate held for development consists of equity investments in five real estate joint venture projects. For additional information on these projects, see the Bank's 1996 Annual Report to Stockholders (page 32) and the Bank's 1996 Annual Report on Form F-2 (pages 12 and 13). Also, see the section "Stockholders' Equity and Regulatory Capital" in this report for a discussion regarding The Federal Deposit Insurance Corporation Improvement Act of 1991, which restricts the ability of the Bank to continue its real estate joint venture activities.

ALLOWANCES FOR LOAN AND REAL ESTATE LOSSES

The Bank monitors its loan and real estate portfolios to determine the level of the related loss allowances based upon various factors. These factors are discussed on page 33 of the Bank's 1996 Annual Report to Stockholders. At March 31, 1997 and December 31, 1996, the combined allowance for loan and real estate losses amounted to $20.5 million. The combined allowance (exclusive of $1.4 million attributable to real estate held for development) represented 49% of nonperforming assets at March 31, 1997, compared to 42% at December 31, 1996. The allowances for loan and real estate losses substantially related to commercial real estate and multi-family loans and properties.

During the quarter, a performing multi-family loan (which was acquired by the Bank in 1995 at a significant discount) with a carrying value of $11.9 million was satisfied for proceeds of $14.8 million. This loan represented the first mortgage on one of the Bank's nonperforming assets (a second mortgage) that had a carrying value of $1.7 million at year-end 1996. A portion of the excess proceeds was used to satisfy the second mortgage and the remainder ($1.2 million), was reflected as a recovery of chargeoffs previously recorded on the second mortgage. The tables on page 18 summarize the activity in the allowances for loan and real estate losses.

The table below summarizes the activity in the allowance for loan losses:

                                                                          FOR THE QUARTER ENDED MARCH 31,
                                                                          -------------------------------
($ IN THOUSANDS)                                                               1997           1996
---------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD                                                   $17,228       $23,993
PROVISION CHARGED TO OPERATIONS                                                      -             500
CHARGEOFFS:
   RESIDENTIAL 1-4 FAMILY                                                           (114)          (89)
   RESIDENTIAL MULTI-FAMILY                                                          -            (336)
   COMMERCIAL REAL ESTATE                                                         (1,709)         (953)
                                                                          -------------------------------
TOTAL CHARGEOFFS                                                                  (1,823)       (1,378)
RECOVERIES:
    RESIDENTIAL 1-4 FAMILY                                                           -               2
    RESIDENTIAL MULTI-FAMILY                                                       1,174           163
    COMMERCIAL REAL ESTATE                                                           -             170
                                                                          -------------------------------
TOTAL RECOVERIES                                                                   1,174           335
---------------------------------------------------------------------------------------------------------
BALANCE AT END OF PERIOD                                                         $16,579       $23,450
---------------------------------------------------------------------------------------------------------


The table below summarizes the activity in the allowance for real estate losses:


                                                                          FOR THE QUARTER ENDED MARCH 31,
                                                                          -------------------------------
($ IN THOUSANDS)                                                               1997           1996
---------------------------------------------------------------------------------------------------------
BALANCE AT BEGINNING OF PERIOD                                                    $3,270        $3,276
PROVISION CHARGED TO OPERATIONS                                                      500           -
CHARGEOFFS (RESIDENTIAL 1-4 FAMILY)                                                  -              (1)
RECOVERIES:
  RESIDENTIAL MULTI-FAMILY                                                           -              70
  COMMERCIAL REAL ESTATE                                                             153            55
                                                                          -------------------------------
TOTAL RECOVERIES                                                                     153           125
---------------------------------------------------------------------------------------------------------
BALANCE AT END OF PERIOD                                                          $3,923        $3,400
---------------------------------------------------------------------------------------------------------


DEFERRED TAX ASSET

At March 31, 1997, the Bank's net deferred tax asset, amounted to $43.2 million, compared to $45.4 million at December 31, 1996. The asset represents the unrealized benefit related to: net temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases that will result in future tax deductions; unused operating loss carryforwards; and tax credit carryforwards. The net temporary differences substantially relate to credit losses and related expenses recognized in prior years for financial statement purposes but not yet deducted for tax purposes. The decline in the net asset during the quarter reflected the utilization of a portion of these deductions, partially offset by a $0.6 million reduction in the related valuation allowance for deferred tax assets. At March 31, 1997, the Bank's remaining valuation allowance for deferred tax assets amounted to $8.6 million.

The determination of the need for a valuation allowance is based on whether the Bank can conclude that the asset is more likely than not to be realized in the future in accordance with the criteria of SFAS No. 109, "Accounting for Income Taxes." This evaluation is predicated on whether the Bank will have sufficient future taxable income to realize the asset, and whether the net tax deductible items represented by the asset will reverse in future periods in which the Bank generates such income. Consistent with the significant reductions of nonperforming assets and related expenses over the past several years, the Bank believes that the level and predictability of its future taxable income has and will continue to increase. In addition, the Bank believes the net deductible differences represented by the asset will reverse during periods in which the Bank generates taxable income.

The valuation allowance at March 31, 1997 relates to that portion of the asset that will result in tax deductions beyond the timeframe in which the Bank can estimate, with a high degree of predictability, a similar amount of taxable income. The Bank will continue to evaluate whether the maintenance or magnitude of its remaining valuation allowance is appropriate in light of future facts and circumstances. As a result, the allowance will be subject to ongoing adjustments in connection with reassessments of future levels of taxable income.

DEPOSITS

Deposit liabilities amounted to $1.67 billion at March 31, 1997 and December 31, 1996. The mix of deposits also remained relatively unchanged from year-end 1996.

BORROWED FUNDS

Borrowed funds at March 31, 1997 increased to $670.1 million, from $640.4 million at December 31, 1996. The increase was due to an additional $30.0 million of short-term reverse repurchase agreements outstanding. These borrowed funds were invested in mortgage-backed securities.

STOCKHOLDERS' EQUITY AND REGULATORY CAPITAL

Stockholders' equity increased by $3.2 million from December 31, 1996, to $212.8 million at March 31,1997. The increase was primarily due to net income of $4.7 million and the issuance of common stock of $1.0 million (in connection with the exercise of stock options as well as the purchase of common stock by the Bank's ESOP for participants' accounts in connection with the reinvestment of their allocated preferred stock dividends). This was partially offset by preferred and common dividends aggregating $2.2 million. The table on page 20 sets forth information regarding stockholders' equity, regulatory capital and related ratios.



($ IN THOUSANDS)                                     AT MAR. 31, 1997   AT DEC. 31, 1996        CHANGE
--------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
  PREFERRED EQUITY                                         $   51,659      $   52,418         $  (759)
  COMMON EQUITY                                               161,155         157,230           3,925
--------------------------------------------------------------------------------------------------------
                                                           $  212,814      $  209,648         $ 3,166
--------------------------------------------------------------------------------------------------------
TIER 1 CAPITAL:
  COMMON STOCKHOLDERS' EQUITY                              $  161,155      $  157,230         $ 3,925
  NET  UNREALIZED  LOSS ON  SECURITIES  AVAILABLE  FOR
    SALE, NET OF TAXES                                            415              30             385
  EXCESS DEFERRED TAX ASSET (1)                               (24,361)        (27,640)          3,279
  QUALIFYING PREFERRED STOCK (SERIES B)                        47,312          47,312             -
--------------------------------------------------------------------------------------------------------
                                                              184,521         176,932           7,589
--------------------------------------------------------------------------------------------------------
TIER 2 CAPITAL:
  ALLOWABLE PORTION OF THE ALLOWANCE FOR LOAN LOSSES           16,579          17,027            (448)
  NONQUALIFYING PREFERRED STOCK (SERIES A)                      4,347           5,106            (759)
--------------------------------------------------------------------------------------------------------
                                                               20,926          22,133          (1,207)
--------------------------------------------------------------------------------------------------------
TOTAL RISK-BASED CAPITAL                                   $  205,447      $  199,065         $ 6,382
--------------------------------------------------------------------------------------------------------
RISK-ADJUSTED ASSETS                                       $1,338,265      $1,361,941         $23,676
AVERAGE ASSETS FOR REGULATORY PURPOSES                     $2,524,294      $2,506,503         $17,791
TIER 1 RISK-BASED CAPITAL RATIO                                 13.79%          12.99%           0.80%
TOTAL RISK-BASED CAPITAL RATIO                                  15.35%          14.62%           0.73%
TIER 1 LEVERAGE CAPITAL RATIO                                    7.31%           7.06%           0.25%
STOCKHOLDERS' EQUITY TO TOTAL ASSETS RATIO                       8.28%           8.25%           0.03%
--------------------------------------------------------------------------------------------------------



(1) Represents the portion of the Bank's net deferred tax asset which was not includable in regulatory capital.

The Federal Deposit Insurance Corporation Improvement Act of 1991 restricts the ability of state-chartered institutions to engage in activities not permissible for national banks or their subsidiaries. With regard to this restriction, the FDIC has approved a phase-out plan that permits the Bank to continue its real estate joint venture activities through December 31, 2000, subject to certain conditions. The conditions include a requirement that the Bank perform supplemental quarterly capital adequacy calculations which deduct all such real estate joint venture investments. The Bank has performed these supplemental calculations and continues to be well capitalized under applicable FDIC regulations.

Solely for purposes of these calculations, the Bank's Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios (as calculated by deducting the net carrying value of joint venture investments, inclusive of commitments to invest) would have been 6.49%, 12.34% and 13.91%, respectively, at March 31, 1997. If the Bank's capital (calculated as described above) falls below the level required for well capitalized institutions pursuant to FDIC regulations, the Bank must submit a plan to restore its capital to such a level. There can be no assurance, absent an extension by the FDIC, that any of the Bank's joint ventures can be completed or disposed of by December 31, 2000, without significant loss to the Bank. For purposes of the FDIC's determination of deposit insurance assessment rates and of prompt corrective action in accordance with FDIC regulations, the Bank's capital ratios are computed after deducting its joint venture investments, as calculated above.

                              RESULTS OF OPERATIONS
            COMPARISON OF THE QUARTERS ENDED MARCH 31, 1997 AND 1996

Net income for the quarter ended March 31, 1997 increased to $4.7 million, or $0.20 per fully diluted common share, from $4.2 million, or $0.17 per share, for the same quarter of 1996. The improvement was due to a $0.9 million increase in net interest and dividend income, partially offset by a $0.4 million increase in the provision for income taxes.

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income is the Bank's primary source of earnings and is influenced primarily by the amount, distribution and repricing characteristics of the Bank's interest-earning assets and interest-bearing liabilities as well as by the relative levels and movements of interest rates.

The table on page 22 sets forth information on average assets, liabilities and stockholders' equity; yields earned on interest-earning assets; and rates paid on interest-bearing liabilities for the periods indicated. The yields and rates shown are based on a computation of annualized income/expense for each period divided by average interest-earning assets/interest-bearing liabilities during each period. Certain yields and rates shown are adjusted for related fee income or expense. Average balances are derived from daily balances. Net interest margin is computed by dividing annualized net interest and dividend income by the average of total interest-earning assets during each period.



                                                        FOR THE QUARTER ENDED MARCH 31,
                                         ---------------------------------------------------------------
                                                     1997                              1996
                                         ------------------------------    -----------------------------
                                           AVERAGE    INTEREST  YIELD/      AVERAGE    INTEREST  YIELD/
($ IN THOUSANDS)                           BALANCE    INC./EXP.  RATE       BALANCE    INC./EXP.  RATE
--------------------------------------------------------------------------------------------------------
ASSETS
INTEREST-EARNING ASSETS:
  MORTGAGE LOANS                          $  834,655   $17,475    8.38%    $  963,543   $20,150    8.36%
  OTHER LOANS                                139,453     2,733    7.85        126,718     2,560    8.10
                                         ---------------------------------------------------------------
  TOTAL LOANS (1)                            974,108    20,208    8.30      1,090,261    22,710    8.33
  SECURITIES AVAILABLE FOR SALE              211,946     3,588    6.78        198,488     3,267    6.59
  MORTGAGE-BACKED SECURITIES               1,045,806    17,714    6.78        942,788    15,999    6.79
  OTHER BONDS AND NOTES                      130,896     2,072    6.37        137,747     2,132    6.21
  OTHER INTEREST-EARNING ASSETS               31,018       483    6.32         39,053       604    6.22
--------------------------------------------------------------------------------------------------------
TOTAL INTEREST-EARNING ASSETS              2,393,774   $44,065    7.37%     2,408,337   $44,712    7.43%
--------------------------------------------------------------------------------------------------------
NONINTEREST-EARNING ASSETS                   154,940                          165,716
--------------------------------------------------------------------------------------------------------
TOTAL ASSETS                              $2,548,714                       $2,574,053
--------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES:
  SAVINGS AND OTHER DEPOSITS              $  565,023   $ 3,515    2.52%    $  590,808   $ 3,709    2.52%
  MONEY MARKET DEPOSITS                       96,700       601    2.51        109,123       685    2.52
  NEGOTIABLE ORDER OF WITHDRAWAL
    DEPOSITS                                  55,532       171    1.25         60,742       190    1.25
  ESCROW DEPOSITS                             11,928        20    0.67         12,479        26    0.84
  CERTIFICATES OF DEPOSIT                    869,229    11,561    5.39        893,902    12,487    5.62
                                         ---------------------------------------------------------------
  TOTAL DEPOSITS ACCOUNTS                  1,598,412    15,868    4.02      1,667,054    17,097    4.12
                                         ---------------------------------------------------------------
  REVERSE REPURCHASE AGREEMENTS              425,167     5,760    5.49        374,495     5,569    5.98
  FHLB ADVANCES                              155,000     2,279    5.96        178,956     2,635    5.92
  OTHER BORROWED FUNDS                        75,704     1,262    6.67         80,289     1,431    7.13
                                         ---------------------------------------------------------------
  TOTAL BORROWED FUNDS                       655,871     9,301    5.74        633,740     9,635    6.11
--------------------------------------------------------------------------------------------------------
TOTAL INTEREST-BEARING LIABILITIES         2,254,283   $25,169    4.52%     2,300,794   $26,732    4.67%
--------------------------------------------------------------------------------------------------------
NONINTEREST-BEARING LIABILITIES               83,446                           76,452
STOCKHOLDERS' EQUITY                         210,985                          196,807
--------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY                                  $2,548,714                       $2,574,053
--------------------------------------------------------------------------------------------------------
NET INTEREST AND DIVIDEND INCOME/SPREAD                $18,896    2.85%                 $17,980    2.76%
--------------------------------------------------------------------------------------------------------
NET INTEREST-EARNING ASSETS/MARGIN        $  139,491              3.11%    $  107,543              2.97%
--------------------------------------------------------------------------------------------------------
RATIO OF TOTAL INTEREST-EARNING ASSETS
  TO TOTAL INTEREST-BEARING LIABILITIES        1.06X                            1.05X
--------------------------------------------------------------------------------------------------------


(1) Loan balances include average nonperforming loans of $29.7 million and $45.2 million for 1997 and 1996, respectively.

Net interest and dividend income increased to $18.9 million in the first quarter of 1997, from $18.0 million in the 1996 first quarter. The increase reflected a higher net interest margin resulting from increases in the Bank's net interest rate spread and net interest-earning assets. These improvements were partially offset by a decline in the Bank's average balance sheet.

Average net interest-earning assets increased by $31.9 million due to the investment of funds generated from operations and sales of nonperforming assets. The increase in the Bank's interest rate spread was a function of its cost of funds declining at a faster pace than the yield on its interest-earning assets.

The yield on interest-earning assets declined by 6 basis points primarily due to the impact of: the prepayment of higher-yielding, multi-family and commercial real estate loans and the replacement thereof with investments in securities with a lower rate relative to the loan portfolio; an increase in adjustable-rate, 1-4 family and cooperative loan originations with low introductory  interest  rates;  and the sale of  higher-yielding  student loans.
These aforementioned factors were partially offset by a lower level of nonperforming loans and upward rate resets on securities.

The decline in the average cost of funds of 15 basis points was primarily due to lower rates paid for time deposits and for funds borrowed under reverse repurchase agreements. The lower rates were partially offset by the effect of the outflow of deposits and the replacement thereof with borrowed funds (which normally are the most expensive source of funds for the Bank).

The following table presents the dollar amount of changes in interest and dividend income and interest expense attributable to changes in volume and changes in rate for the periods indicated. The changes in interest due to both rate and volume have been allocated between such categories in proportion to the absolute amounts of the change in each. Nonperforming loans have been included in total loans for this analysis.


                                                                          INCREASE OR (DECREASE)
                                                                             DUE TO CHANGE IN:
($ IN THOUSANDS)                                                          ---------------------
FOR THE QUARTER ENDED MARCH 31, 1997 VERSUS 1996                            VOLUME       RATE     TOTAL
--------------------------------------------------------------------------------------------------------
INTEREST AND DIVIDEND INCOME:
  MORTGAGE LOANS                                                            $ (2,723)  $    48  $(2,675)
  OTHER LOANS                                                                    254       (81)     173
                                                                           -----------------------------
  TOTAL LOANS                                                                 (2,469)      (33)  (2,502)
  SECURITIES AVAILABLE FOR SALE                                                  225        96      321
  MORTGAGE-BACKED SECURITIES                                                   1,739       (24)   1,715
  OTHER BONDS AND NOTES                                                         (114)       54      (60)
  OTHER INTEREST-EARNING ASSETS                                                 (131)       10     (121)
--------------------------------------------------------------------------------------------------------
CHANGE IN INTEREST AND DIVIDEND INCOME                                          (750)      103     (647)
--------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
  SAVINGS AND OTHER DEPOSITS                                                    (194)       -      (194)
  MONEY MARKET DEPOSITS                                                          (81)       (3)     (84)
  NEGOTIABLE ORDER OF WITHDRAWAL DEPOSITS                                        (19)       -       (19)
  ESCROW DEPOSITS                                                                 (1)       (5)      (6)
  CERTIFICATES OF DEPOSIT                                                       (420)     (506)    (926)
                                                                           -----------------------------
  TOTAL DEPOSIT ACCOUNTS                                                        (715)     (514)  (1,229)
                                                                           -----------------------------
  REVERSE REPURCHASE AGREEMENTS                                                  673      (482)     191
  FHLB ADVANCES                                                                 (374)       18     (356)
  OTHER BORROWED FUNDS                                                           (80)      (89)    (169)
                                                                           -----------------------------
  TOTAL BORROWED FUNDS                                                           219      (553)    (334)
--------------------------------------------------------------------------------------------------------
CHANGE IN INTEREST EXPENSE                                                      (496)   (1,067)  (1,563)
--------------------------------------------------------------------------------------------------------
CHANGE IN NET INTEREST AND DIVIDEND INCOME                                  $   (254)  $ 1,170  $   916
--------------------------------------------------------------------------------------------------------


PROVISIONS FOR LOAN AND REAL ESTATE LOSSES

Provisions for loan and real estate losses are based on management's ongoing assessment of the adequacy of the allowances for loan and real estate losses, which considers the factors discussed in the section "Allowances for Loan and Real Estate Losses" on page 33 of the Bank's 1996 Annual Report to Stockholders. The combined provision amounted to $0.5 million in the first quarter of 1997, unchanged from the same quarter of 1996.

NONINTEREST INCOME

Total noninterest income amounted to $2.0 million in the first quarter of 1997, unchanged from the first quarter of 1996, as a decline in income from mortgage activities was offset by an increase in customer service fees.

Income from mortgage activities declined to $0.4 million in the first quarter of 1997, from $0.5 million in the first quarter of last year. The decline was due to a lower level of income from servicing loans owned by investors (due to the sale of a substantial portion of this portfolio in 1996) and fixed-rate loans originated for sale into the secondary market (due to an increase in demand for adjustable-rate product in 1997).

Customer service fees increased to $1.0 million in the current quarter, from $0.9 million in the 1996 first quarter, due to a higher volume of fee-based transactions and commercial checking accounts.

NONINTEREST EXPENSES

Total noninterest expenses (excluding the provision for real estate losses) amounted to $12.9 million in the first quarter of 1997, compared to $12.8 million in the same period last year. The largest components of the change from last year were an increase in nonperforming loan and real estate activities expense, offset by a decline in compensation and benefits expense.

Compensation and benefits expense declined to $5.7 million in the first quarter of 1997, from $6.0 million in 1996. The decline was primarily due to reduced staff and lower expenses associated with pension and medical benefits, partially offset by normally salary increases.

Nonperforming loan and real estate activities expense amounted to $1.0 million in the first quarter of 1997, compared to $0.8 million in the same period last year. The expenses for the first quarter of 1997 included $0.4 million attributable to two loan relationships. The Bank expects to recover a portion of these expenses over time. These expenditures are comprised primarily of real estate taxes, insurance, utilities, maintenance, professional fees and other charges required to protect the Bank's interest in its foreclosed properties, properties which collateralize nonperforming loans and its joint venture investments. The remainder represents compensation expense attributable to specific departments established within the Bank to resolve problem assets.

The Bank's operating efficiency ratio improved to 57.0% for the first quarter of 1997, from 60.0% in the same period of 1996. This ratio is defined as noninterest expenses (exclusive of the provision for real estate losses and nonperforming loan and real estate activities expense) as a percentage of net interest and dividend income plus noninterest income (exclusive of any gains (losses) on sales of securities).

TAX EXPENSE

Net tax expense amounted to $2.8 million in the first quarter of 1997, compared to $2.4 million in the 1996 first quarter. The increase was due to higher pre-tax earnings. The Bank's effective tax rate (inclusive of state and local taxes) amounted 37.4% in the first quarter of 1997, compared to 36.7% in the same quarter of 1996. Net tax expense included a reduction in the Bank's valuation allowance for deferred tax assets of $0.6 million and $0.5 million for the 1997 and 1996 periods, respectively.

INTEREST RATE SENSITIVITY

The Bank manages its interest rate risk through the use of "income simulation analysis" and "gap analysis." Interest rate risk arises from mismatches in the repricing of assets and liabilities within a given time period. For a further discussion of interest rate risk and income simulation and gap analysis, see the Bank's 1996 Annual Report to Stockholders, pages 42 through 44.

From time-to-time, the Bank uses interest rate cap and floor agreements as hedges to reduce its exposure to unfavorable fluctuations in the repricing of certain liabilities and assets (generally borrowed funds and securities). The agreements limit the interest rate on such assets and liabilities to a predetermined level, while still allowing the Bank to benefit if rates decline in the case of liabilities, or if rates increase in the case of assets. The agreements provide for the payment of a specified sum to the Bank when the underlying rate index (generally one-month LIBOR) exceeds (in the case of caps) or falls below (in the case of floors) the agreements' contractual rate. The Bank pays a premium at the inception date of each of the agreements and no future payments to the third parties are required. Premiums are recorded as other assets and are amortized over the contractual terms of the agreements as a component of interest expense or income, net of contractual payments received from third parties.

As of March 31, 1997, $30.0 million and $60.0 million (notional principal) of interest rate caps and floors, respectively, were outstanding. The agreements have weighted-average cap and floor rates of 7.00% and 6.08%, respectively, and expire at various times through February 2000. The amortization of premiums paid, net of contractual amounts received, for cap and floor agreements reduced net interest and dividend income by $0.3 million in the first quarter of 1996. For the first quarter of 1997, the impact was minimal.

The Bank's one-year gap was a negative 4.1% at March 31, 1997, compared to a negative 0.2% at December 31, 1996. The increase was primarily due to FHLB advances and time deposits cycling into the one-year repricing category, as well as a decline in loans within the one-year repricing category resulting from repayments, satisfactions and modifications of existing loans. The Bank currently believes that, in the normal course of events, its net interest and dividend income would not be materially affected by changes in interest rates. However, a rapidly rising interest rate environment, as well as other factors, may have a significant negative impact (particularly as it relates to the Bank's assumptions concerning the predicted behavior of depositors) on the Bank's level of net interest and dividend income.

The following table is an analysis of the Bank's gap position at March 31, 1997:


                                            WITHIN       OVER 1-3     OVER 3-5     OVER
   ($ IN THOUSANDS)                        ONE YEAR        YEARS       YEARS      5 YEARS     TOTAL
   ----------------------------------------------------------------------------------------------------
   INTEREST-EARNING ASSETS:
     MORTGAGE LOANS                         $  239,876     $360,503    $124,320   $ 67,023  $  791,722
     OTHER LOANS                                58,777       35,823      18,118     34,115     146,833
                                         --------------------------------------------------------------
     TOTAL LOANS                               298,653      396,326     142,438    101,138     938,555
     SECURITIES AVAILABLE FOR SALE             109,225       43,374      23,131     33,590     209,320
     MORTGAGE-BACKED SECURITIES                813,243       65,725      39,515    155,002   1,073,485
     OTHER BONDS AND NOTES                      74,795        2,288       2,088     51,688     130,859
     OTHER INTEREST-EARNING ASSETS               8,300          -           -       23,600      31,900
   ----------------------------------------------------------------------------------------------------
   TOTAL INTEREST-EARNING ASSETS            $1,304,216     $507,713    $207,172   $365,018  $2,384,119
   ----------------------------------------------------------------------------------------------------
   INTEREST-BEARING LIABILITIES:
     SAVINGS AND OTHER DEPOSITS             $  251,676     $269,037    $ 45,604   $    -    $  566,317
     MONEY MARKET DEPOSITS                      95,858          -           -          -        95,858
     NEGOTIABLE ORDER OF WITHDRAWAL
      DEPOSITS                                     -         18,607      37,214        -        55,821
     ESCROW DEPOSITS                               -            -           -       14,544      14,544
     CERTIFICATES OF DEPOSIT                   584,111      194,799      90,658          -     869,568
                                         --------------------------------------------------------------
     TOTAL DEPOSIT ACCOUNTS                    931,645      482,443     173,476     14,544   1,602,108
                                         --------------------------------------------------------------
     REVERSE REPURCHASE AGREEMENTS             439,500          -           -          -       439,500
     FHLB ADVANCES                              55,000          -       100,000        -       155,000
     OTHER BORROWED FUNDS                        2,708        6,343       6,473     60,084      75,608
                                         --------------------------------------------------------------
     TOTAL BORROWED FUNDS                      497,208        6,343     106,473     60,084     670,108
                                         --------------------------------------------------------------
   TOTAL INTEREST-BEARING LIABILITIES       $1,428,853     $488,786    $279,949   $ 74,628  $2,272,216
   ----------------------------------------------------------------------------------------------------
   INTEREST RATE SENSITIVITY GAP              (124,637)      18,927     (72,777)   290,390     111,903
   ----------------------------------------------------------------------------------------------------
   INTEREST RATE OPTIONS - CAPS (1)             20,000      (20,000)        -          -           -
   ----------------------------------------------------------------------------------------------------
   ADJUSTED INTEREST-RATE SENSITIVITY
     GAP                                    $ (104,637)    $ (1,073)   $(72,777)  $290,390  $  111,903
   ----------------------------------------------------------------------------------------------------
   CUMULATIVE RATIO OF GAP TO TOTAL
    ASSETS                                       -4.1%                                            4.4%
   ----------------------------------------------------------------------------------------------------


(1) Excluding the effect of interest rate caps with a maturity of greater than one year, the one-year gap would have been -4.8%

The following assumptions are utilized in the gap table:

(1) adjustable-rate loans and securities are included in the period in which their interest rates are next scheduled to reset; (2) fixed-rate loans and mortgage-backed securities and certain other fixed-rate securities are amortized based on historical and estimated prepayment experience; (3) unamortized premiums and discounts on securities and loans are excluded from the table; (4) savings deposit accounts are amortized based on estimated decay factors and other relevant internal analyses; (5) money market deposit accounts (Greaterfund Savings) are assumed to reprice within one month and negotiable order of withdrawal deposit accounts (Greaterfund Checking) are assumed to reprice ratably over a two- to five-year period; (6) nonperforming assets are excluded from the table and (7) most other categories reprice according to their actual maturities or interest rate reset dates.

PART II. OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

The information required is incorporated herein by reference to note 5 "Legal Matters" in the notes to the consolidated financial statements of this report.

ITEM 2.  CHANGES IN SECURITIES

(a)     Not applicable
(b)     Not applicable
(c) Securities of the Bank issued during the quarter ended March 31, 1997 that are exempt from registration pursuant to section 3(a)(5) of the Securities Act of 1933 are summarized as follows:


               ($ IN THOUSANDS)
               ---------------------------------------------------------------
               DESCRIPTION        DATE ISSUED          SHARES    CONSIDERATION
               ---------------------------------------------------------------
               COMMON STOCK (1)            VARIOUS     60,485      $   648
               COMMON STOCK (2)      FEB. 28, 1997     55,095          759
               COMMON STOCK (3)       JAN. 1, 1997     27,537          380
               ---------------------------------------------------------------
                                                      143,117       $1,787
               ---------------------------------------------------------------

(1) Common stock issued to officers of the Bank on various dates upon the exercise (at various grant prices) of common stock options granted under stock option plans (as described on page 67 of the Bank's 1996 Annual Report to Stockholders). The consideration includes a related tax benefit.

(2) Common stock issued to the Bank's ESOP (for participants who terminated their employment with the Bank) upon the conversion of 58,314 shares of ESOP Preferred Stock based on a conversion rate of .9448 of a common share for each preferred share (as described on pages 66 and 67 of the Bank's 1996 Annual Report to Stockholders).

(3) Common stock purchased by the Bank's ESOP in connection with the reinvestment, for participants, of the semi-annual dividend (declared on December 12, 1996 and paid January 1, 1997) on allocated ESOP Preferred Stock (as described on pages 66 and 67 of the Bank's 1996 Annual Report to Stockholders).

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

(a)     The Annual Meeting of Stockholders was held on April 25, 1997.

(b) Each of the persons named in the Proxy Statement/Prospectus dated March 14, 1997 as a nominee for Director was elected for three-year terms expiring in 2000 (see Item 4-C below). Additionally, the following represent the names of the other Directors whose term of office as a director were unexpired and continued after the meeting: Philip F. Ruppel, George H. Sorter, Gwendolyn Calvert Baker, William F. de Neergaard, James G. Peel, C. Stephen Connolly and William F. Ward.

(c) The following table summarizes the voting results on each of the matters that were submitted to the Bank's common and ESOP Series A Preferred stockholders (voting together as a single class):


                                          FOR      AGAINST OR WITHHELD    ABSTAINED    BROKER NONVOTES
          ---------------------------- ----------- -------------------- -------------- -----------------
          ELECTION OF DIRECTORS
          GERARD C. KEEGAN             13,736,484            1,136,821        -                 -
          NICHOLAS A. MARSHALL         13,792,474            1,080,831        -                 -
          PETER C. HAEFFNER, JR.       13,796,659            1,076,646        -                 -

          RESOLUTIONS
          TO RATIFY THE APPOINTMENT
          OF  KPMG PEAT MARWICK LLP
          AS INDEPENDENT AUDITOR FOR
          1997.                        14,541,927              189,332        142,046           -

          TO APPROVE A PROPOSED
          AGREEMENT AND PLAN OF
          REORGANIZATION TO WHICH A NEWLY
          FORMED DELAWARE CORPORATION,
          GREATER NEW YORK BANCORP INC.
          (BANCORP) WILL BECOME A HOLDING
          COMPANY FOR THE BANK AND ALL
          THE OUTSTANDING COMMON AND
          PREFERRED STOCK OF THE BANK WILL
          BE CONVERTED INTO ALL THE
          OUTSTANDING COMMON AND
          PREFERRED STOCK OF BANCORP.  10,650,251            1,099,761        172,216         2,951,077


ITEM 6.  EXHIBITS AND REPORTS ON FORM F-3 (EQUIVALENT TO FORM 8-K)

(a)      EXHIBIT INDEX
         11   -  Statement Re: Computation of Earnings Per Share
         27   -  Financial Data Schedule

(b)      REPORTS ON FORM F-3 (EQUIVALENT TO FORM 8-K)
         The Bank filed one report on Form F-3 during the quarter ended March 31, 1997. This report for the month of March 1997 filed the Agreement and Plan of Merger dated as of March 29, 1997 by and among Astoria Financial Corporation, Astoria

         Federal Savings and Loan Association and the Bank, and various other exhibits related to the Agreement and Plan of Merger.

                                   SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                  THE GREATER NEW YORK SAVINGS BANK

May 9, 1997                \s\  Gerard C. Keegan
                           ________________________________________
                           Gerard C. Keegan, Chairman of the Board,
                           President and Chief Executive Officer



May 9, 1997                \s\  Philip T. Spies
                           ________________________________________
                           Philip T. Spies, Senior Vice President and Controller

                                                        Exhibit 11 of Form 10-Q

               THE GREATER NEW YORK SAVINGS BANK AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE


                                                                           For the Quarter Ended March 31,
                                                                           -------------------------------
                                                                                 1997           1996
----------------------------------------------------------------------------------------------------------
PRIMARY:

Net income                                                                     $ 4,702,933  $  4,211,500

Less:

  Dividends on Series A preferred stock, net of taxes                             (301,569)     (305,524)

  Dividends on Series B preferred stock                                         (1,500,000)   (1,500,000)
                                                                            -----------------------------
                                                                                (1,801,569)   (1,805,524)
                                                                            -----------------------------

Adjusted net income for primary earnings per share computation                 $ 2,901,364   $ 2,405,976
                                                                            =============================

Weighted-average number of shares used to compute primary earnings per
  share                                                                         13,884,527    13,497,537
                                                                            =============================

PRIMARY EARNINGS PER SHARE                                                           $0.21         $0.18
                                                                            =============================

FULLY DILUTED:

Net income                                                                      $4,702,933   $ 4,211,500

Less:                                                                           (1,500,000)   (1,500,000)

   Dividends on Series B preferred stock

   Adjustment to expense due to proforma conversion of Series A
     preferred stock to common stock, net of taxes                                (198,831)     (209,941)
                                                                            -----------------------------
Adjusted net income for fully diluted earnings per share computation            $3,004,102   $ 2,501,559
                                                                            =============================

Weighted-average number of shares used to compute fully diluted earnings        15,361,009    15,114,283
  per share
                                                                            =============================

FULLY DILUTED EARNINGS PER SHARE                                                     $0.20         $0.17
                                                                            =============================


                                                      Exhibit 27 of Form 10-Q

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM AND QUALIFIED IN ITS ENTIRETY BY THE GREATER NEW YORK SAVINGS BANK'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 1997.

[RESTATED]
[MULTIPLIER]                           1,000

[PERIOD-TYPE]                          3-MOS
[FISCAL-YEAR-END]                      DEC-31-1997
[PERIOD-END]                           MAR-31-1997
[CASH]                                      23,279
[INT-BEARING-DEPOSITS]                           0
[FED-FUNDS-SOLD]                             8,300
[TRADING-ASSETS]                                 0
[INVESTMENTS-HELD-FOR-SALE]                209,274
[INVESTMENTS-CARRYING]                   1,212,710
[INVESTMENTS-MARKET]                     1,194,793
[LOANS]                                    963,799
[ALLOWANCE]                                 16,579
[TOTAL-ASSETS]                           2,570,533
[DEPOSITS]                               1,667,433
[SHORT-TERM]                               497,208
[LIABILITIES-OTHER]                         20,178
[LONG-TERM]                                172,900
[COMMON]                                   118,204
[PREFERRED-MANDATORY]                            0
[PREFERRED]                                 51,659
[OTHER-SE]                                  42,951
[TOTAL-LIABILITIES-AND-EQUITY]           2,570,533
[INTEREST-LOAN]                             20,208
[INTEREST-INVEST]                           23,374
[INTEREST-OTHER]                               483
[INTEREST-TOTAL]                            44,065
[INTEREST-DEPOSIT]                          15,868
[INTEREST-EXPENSE]                          25,169
[INTEREST-INCOME-NET]                       18,896
[LOAN-LOSSES]                                    0
[SECURITIES-GAINS]                               0
[EXPENSE-OTHER]                             13,424
[INCOME-PRETAX]                              7,513
[INCOME-PRE-EXTRAORDINARY]                   4,703
[EXTRAORDINARY]                                  0
[CHANGES]                                        0
[NET-INCOME]                                 4,703
[EPS-PRIMARY]                                 0.21
[EPS-DILUTED]                                 0.20
[YIELD-ACTUAL]                                7.37
[LOANS-NON]                                 26,545
[LOANS-PAST]                                 1,264
[LOANS-TROUBLED]                           155,019
[LOANS-PROBLEM]                             47,291
[ALLOWANCE-OPEN]                            17,228
[CHARGE-OFFS]                                1,823
[RECOVERIES]                                 1,174
[ALLOWANCE-CLOSE]                           16,579
[ALLOWANCE-DOMESTIC]                        16,579
[ALLOWANCE-FOREIGN]                              0
[ALLOWANCE-UNALLOCATED]                          0